Exhibit 99.1

20 Progress Drive, Shelton, CT 06484

PHONE: (203) 925-1556 – FAX (203) 225-0050

Panolam Reports Second Quarter 2008 Results

Shelton, Connecticut (August 20, 2008) – On Thursday, August 14, 2008, Panolam Industries International, Inc. reported its consolidated financial results for the three and six months ended June 30, 2008. All financial information presented below is unaudited.

Net sales were $99.3 million and $200.5 million in the three and six months ended June 30, 2008 compared to $111.8 million and $224.2 million for the three and six months ended June 30, 2007, a decrease of approximately 11% in both the second quarter and six month period. In local currencies, net sales for 2008 declined approximately 13% in both the second quarter and six month period. The decrease in sales in the three and six months ended June 30, 2008 as compared to the three and six months ended June 30, 2007 is primarily attributable to lower high pressure laminate, or HPL sales, which declined approximately 10% and 11% during the respective periods and thermally-fused melamine, or TFM sales, which declined approximately 17% and 14% during the respective periods. The sales declines in both HPL and TFM for the six months ended June 30, 2008 were partially offset by a $4.1 million increase in industrial laminate sales related to fiber reinforced plastic, or FRP, products. Due to the appreciation of the Canadian dollar against the U.S. dollar, currency translation as it relates to our Canadian operation had the effect of increasing sales in the three and six months ended June 30, 2008 by approximately $1.7 million and $4.7 million when compared to foreign exchange translations for the comparable 2007 periods.

Sales of decorative laminates were $86.2 million and $173.9 million in the three and six months ended June 30, 2008 compared to $98.3 million and $197.9 million for the same periods in 2007. Sales of decorative laminates, which includes both TFM and HPL (approximately 87% of net sales), decreased approximately 12% in both the three and six month periods ended June 30, 2008 as compared to 2007.

Sales of other products, net of the intercompany sales eliminations, principally specialty resins, decorative overlay papers and industrial laminates, were $13.1 million and $26.6 million in the three and six months ended June 30, 2008 compared to $13.5 million and $26.3 million for the three and six months ended June 30, 2007. Other product sales (approximately 13% of net sales) decreased approximately 3% in the three months ended June 30, 2008 and increased approximately 1% in the six months ended June 30, 2008 as compared to the same periods in 2007. For the six months ended June 30, 2008, specialty resins accounted for approximately 5.3% of our total sales, while industrial and other specialty laminates, and decorative overlay papers accounted for approximately 5% and 1% of our sales, respectively.

Net loss for the three months ended June 30, 2008 was $0.4 million compared to net income of $1.1 million for the three months ended June 30, 2007, a decrease of approximately $1.5 million. The decrease in net income is primarily attributable to lower net sales in the three months ended June 30, 2008 compared to the three months ended June 30, 2007, which were partially offset by decreases in the total cost of goods sold due to lower sales volume, as well as decreases in selling, general and administrative expenses, interest expense and income taxes in the three months ended June 30, 2008.

Net loss for the six months ended June 30, 2008 was $0.9 million compared to net income of $3.3 million for the six months ended June 30, 2007, a decrease of approximately $4.2 million. The decrease in net income is primarily attributable to lower net sales in the six months ended June 30, 2008 compared to the six months ended June 30, 2007, which were partially offset by decreases in the total cost of goods sold due to lower sales volume, as well as decreases in selling, general and administrative expenses, interest expense and income taxes in the six months ended June 30, 2008.

Commenting on the second quarter 2008 results, Chairman of the Board, President and Chief Executive Officer, Robert J. Muller stated, “Our net sales for the three and six month periods ended June 30, 2008 were adversely impacted by weakness in the U.S. economy and by the continued slowdown in residential and commercial construction, particularly the residential housing and credit markets. Our HPL and TFM products were most affected by these adverse market conditions”.

Robert J. Muller, Jr., Panolam’s Chairman, President and CEO, will host the Company’s second quarter 2008 conference call to discuss its financial results on Tuesday, August 26, 2008 at 1:00 pm EDT. The conference call will be available to all interested parties by phone at (USA): (800) 762-6085 and (International) (480) 629-9025. The pass code for the conference call is miceli.

A replay of the Company’s conference call will also be available beginning at 8:00 pm EDT on Tuesday, August 26, 2008 and will be available through Friday, August 29, 2008. The numbers to call for the replay of the conference call are (USA) (800) 475-6701 and (International) (320) 365-3844. The access code for the replay of the conference is 642354.

About Panolam Industries International, Inc.:

Panolam (www.panolam.com) is a leading designer, manufacturer and distributor of decorative and industrial laminates in North America. The company’s products, which are marketed under the widely recognized Panolam®, Pluswood®, Pionite® and Nevamar® brand names, are used in a wide variety of commercial and residential indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays, and other specialty applications. High pressure laminates (HPL), thermally-fused melamine (TFM), fiber reinforced laminate (FRL®), Leatherlam®, and Panolam’s engineered laminates are utilized as durable and economical alternatives for natural surfacing materials such as wood, stone and ceramic. A typical customer or end-user of decorative overlays might utilize TFM, HPL, FRL® or Leatherlam® for different surfaces of the same project. Conolite® aircraft laminates are typically used as cargo liner for commercial jet aircraft.  As a vertically integrated manufacturer, Panolam produces decorative surfaces that offer unparalleled quality, variety and flexibility to customers worldwide.

Forward-Looking Statements

Statements included in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting Panolam Industries International, Inc. and therefore involve a number of uncertainties and risks. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those expressed or implied by the forward-looking statements. Please refer to the Company’s Annual Report on Form 10-K filed on March 31, 2008 and the Company’s other filings with the Securities and Exchange Commission, for some of the factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

CONTACT:   Panolam Industries International, Inc.

Vincent S. Miceli

Chief Financial Officer

(203) 925-1556 ext.2263

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,080	$10,744
Accounts receivable, less allowances of $6,530 at June 30, 2008 and $7,048 at December 31, 2007	24,417	19,269
Inventories	60,866	58,151
Other current assets	15,223	18,920
Total current assets	120,586	107,084
PROPERTY, PLANT AND EQUIPMENT – Net	251,175	265,045
GOODWILL	101,594	102,460
INTANGIBLE ASSETS – Net	80,595	82,921
DEBT ACQUISITION COSTS – Net	7,907	8,814
OTHER ASSETS	68	35

TOTAL	$561,925	$566,359

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,437	$11,780
Accrued liabilities	25,366	25,667
Current portion of long-term debt	28	47
Other current liabilities	—	1,313
Total current liabilities	39,831	38,807

LONG-TERM DEBT, LESS CURRENT PORTION	322,951	319,894
DEFERRED INCOME TAXES	79,249	81,229
DUE TO PANOLAM HOLDINGS CO	—	5,619
OTHER LIABILITIES	8,046	4,848
Total liabilities	450,077	450,397

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY:
Common stock, $0.01 par value – 200 authorized, 200 issued and outstanding	—	—
Additional paid-in capital	81,283	81,038
Accumulated earnings	16,349	17,222
Accumulated other comprehensive income	14,216	17,702
Total stockholder’s equity	111,848	115,962

TOTAL	$561,925	$566,359

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

NET SALES	$99,331	$111,793	$200,513	$224,173

COST OF GOODS SOLD	79,285	87,626	161,024	174,155

GROSS PROFIT	20,046	24,167	39,489	50,018

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,282	13,752	26,027	27,390

INCOME FROM OPERATIONS	6,764	10,415	13,462	22,628

INTEREST EXPENSE	6,922	8,847	14,799	17,676

INTEREST INCOME	(86)	(145)	(172)	(307)

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)	(72)	1,713	(1,165)	5,259

INCOME TAXES (BENEFIT)	342	652	(292)	1,948

NET INCOME (LOSS)	$(414)	$1,061	$(873)	$3,311

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(873)	$3,311
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,977	13,277
Deferred income taxes (benefit)	(1,158)	1,729
Amortization of debt acquisition costs	907	1,105
Stock based compensation expense	245	224
Other	66	(119)
Changes in operating assets and liabilities:
Accounts receivable	(5,212)	(9,051)
Inventories	(2,898)	(1,095)
Other current assets	1,864	980
Accounts payable and accrued liabilities	263	2,518
Income taxes payable	3,371	(2,104)
Other	(398)	(573)
Net cash provided by operating activities	11,154	10,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,190)	(7,361)
Net cash used in investing activities	(2,190)	(7,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(2,024)	(7,016)
Borrowings under revolving credit facility	5,000	—
Settlement of amount due to Panolam Holdings Co	(2,482)	—
Payment of debt acquisition costs	—	(8)
Net cash provided by (used in) financing activities	494	(7,024)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(122)	561
NET CHANGE IN CASH AND CASH EQUIVALENTS	9,336	(3,622)
CASH AND CASH EQUIVALENTS - Beginning of period	10,744	10,849
CASH AND CASH EQUIVALENTS - End of period	$20,080	$7,227

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest	$14,049	$16,607
Cash payments for income taxes, net of refunds	(2,534)	2,323